Exhibit 99.1

Silverstar’s Empire Interactive Sells Razorworks to Rebellion

BOCA RATON, Fla., July 21, 2008 -- Empire Interactive, an international publisher and developer of interactive entertainment software and a subsidiary of Silverstar Holdings, Ltd (NasdaqCM:SSTR - News), has sold the Razorworks software studio to UK game developer, Rebellion. During the transition Razorworks will continue to deliver assets for Empire’s forthcoming Pipe Mania for PS2, PSP, PC and Nintendo DS.

“We have successfully completed the sale of Razorworks to an excellent suitor,” said Clive Kabatznik, president and CEO of Silverstar Holdings. “Rebellion is one of the foremost independent European developers and the talented Razorworks team will complement their organization. We wish them all the very best and look forward to working together on future projects.”

“We netted a modest amount in this transaction,” said Kabatznik. “However, the real benefit is the dramatically reduced operating costs of Empire, which could total more than $3 million this fiscal year. With this transaction complete, we can now focus on our key strengths - our product pipeline and our strong European and North American sales operations - and begin fiscal 2009 well positioned for strong growth.”

About Empire Interactive

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 19 years. Headquartered in the UK, Empire Interactive also has offices in the US, Germany, France, Spain and Italy. The company develops and publishes a varied range of titles for all current platforms in the US, Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut have all enjoyed success across the world. Its budget label, Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at http://www.empireinteractive.com.

The Empire Interactive logo is available at http://http://www.primenewswire.com/newsroom/prs/?pkgid=3408

About Silverstar Holdings

Silverstar Holdings Ltd. (NasdaqCM:SSTR - News) is a leading international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc., a leading development and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings go to http://www.silverstarholdings.com.

Contact:

Silverstar Holdings Ltd.
Clive Kabatznik, President and CEO
561-479-0040
clive@silverstarholdings.com

Liolios Group, Inc.
Investor Relations:
Matt Glover

Ron Both
949-574-3860
info@liolios.com